Exhibit 99.1

Venus Concept Announces Third Quarter and First Nine Months of 2020 Financial Results

TORONTO, November 16, 2020 (PR Newswire) – Venus Concept Inc. (“Venus Concept” or the “Company”) (NASDAQ: VERO), a global medical aesthetic technology leader, announced financial results for the three and nine months ended September 30, 2020.

Third Quarter 2020 Financial Summary:

•

Total GAAP revenue for the third quarter of 2020 decreased 21% year-over-year, to $20.7 million, compared to $26.2 million for the third quarter 2019, driven by the negative impact on our business as a result of the COVID-19 global pandemic. Total GAAP revenue for the third quarter of 2020 increased 22%, compared to $17.0 million for the second quarter of 2020.

•

Total GAAP revenue for the third quarter of 2020 includes $4.8 million of revenue from Venus Concept Inc. (formerly Restoration Robotics, Inc.) for the three months ended September 30, 2020. Sales of ARTAS® and ARTAS iX® systems and procedure-related kits increased 55% and 52% quarter-over-quarter, respectively, in the third quarter of 2020.

•	GAAP operating loss for the third quarter of 2020 was $5.3 million, compared to a loss of $6.6 million for the third quarter of 2019.

•

In the nine months ended September 30, 2020, the Company realized more than $14.0 million of cost savings from the new restructuring program announced in response to the challenging business environment caused by COVID-19 and remains on target to realize the projected $20.0 million of cost savings for full fiscal year 2020.

•	GAAP net loss for the third quarter of 2020 of $7.3 million, compared to a loss of $9.0 million for the third quarter of 2019.

•	Adjusted EBITDA (non-GAAP) loss of $1.4 million for the third quarter of 2020, compared to Adjusted EBITDA of $28 thousand in the third quarter of 2019.

•

The Company had $12.8 million and $15.7 million of cash and cash equivalents as of September 30, 2020 and December 31, 2019, respectively, and total debt obligations of approximately $74.5 million and $69.0 million as of September 30, 2020 and December 31, 2019, respectively.

Management Commentary:

“While our third quarter revenue performance continued to be impacted by the COVID-19 global pandemic, we have many reasons for optimism,” said Domenic Serafino, Chief Executive Officer of Venus Concept. “We experienced a notable improvement in the operating environment in our key markets as evidenced by the strong procedure-related activity in both our aesthetics and hair restoration businesses during the third quarter. Importantly, while the recovery in capital equipment demand in the aesthetics and hair restoration markets remains challenged, our focused commercial strategy is helping us maximize our opportunities to drive adoption. Third quarter system sales results benefitted from strong sales of our Venus Bliss in the U.S. and strong adoption of our ARTAS iX® in EMEA.”

Mr. Serafino continued: “Our efforts to reduce the operating expense profile of the combined company are progressing well. We continue to expect our restructuring program, combined with previously announced synergies and cost reductions, to result in cost savings of approximately $38 million in 2020 and continuing into 2021. We are investing prudently in our R&D initiatives focused on the compelling opportunity to introduce new minimally invasive robotic solutions, beyond hair restoration, for medical aesthetic procedures that are currently treated by surgical intervention. While the near-term outlook has been challenged by this global pandemic, we continue to believe the long-term opportunity remains compelling for us as a leading player in both the global minimally invasive/non-invasive medical aesthetics market and the minimally invasive surgical hair restoration market.”

Third Quarter and First Nine Months of 2020 Revenue by Region and by Product Type:

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
	(dollars in thousands)		(dollars in thousands)
Revenues by region:
United States	$7,784	$10,118	$22,339	$31,337
International	12,896	16,036	29,845	47,215

Total revenue	$20,680	$26,154	$52,184	$78,552

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
	(dollars in thousands)		(dollars in thousands)
Revenues by product:
Subscription—Systems	$9,431	$16,427	$23,709	$48,812
Products—Systems	7,503	7,105	17,758	21,188
Products—Other	2,631	1,167	7,136	4,117
Services	1,115	1,455	3,581	4,435

Total revenue	$20,680	$26,154	$52,184	$78,552

Third Quarter 2020 Financial Results:

	Three Months Ended September 30,
	2020		2019		Change
(in thousands, except percentages)	$	% of Total	$	% of Total	$	%
Revenues:
Subscription—Systems	$9,431	45.6	$16,427	62.8	$(6,996)	(42.6)
Products—Systems	7,503	36.3	7,105	27.2	398	5.6
Products—Other	2,631	12.7	1,167	4.5	1,464	125.4
Services	1,115	5.4	1,455	5.5	(340)	(23.4)

Total	$20,680	100.0	$26,154	100.0	$(5,474)	(20.9)

Total revenue for the third quarter of 2020 decreased $5.5 million, or 21%, to $20.7 million, compared to $26.2 million for the third quarter of 2019. Total lease revenue, from sales of systems via our subscription model, decreased $7.0 million, or 43%, to $9.4 million, compared to $16.4 million for the third quarter of 2019. Total products and services revenue for the third quarter of 2020 increased $1.5 million, or 16%, to $11.2 million, compared to $9.7 million for the third quarter of 2019.

The decrease in revenue was a result of decreased revenue in the United States of $2.3 million, or 23%, and decreased revenue in international markets of $3.2 million, or 20%. The decrease in revenue in both the United States and international markets was driven by COVID-19 related disruptions including lockdown measures or restrictions imposed by federal and state governments, a reduction in procedures at the clinic level caused by additional COVID-19 safety protocols, and a general reluctance on the part of some consumers to undergo non-essential aesthetic procedures given the risks presented by COVID-19. These disruptions and the resultant uncertainty at the clinic level negatively impacted our ability to sell into our customary channels in both the United States and international markets.

The decrease in total revenue, by product category, for the third quarter of 2020 was driven by a decrease of $7.0 million, or 43%, in lease revenue, a decrease of $0.3 million, or 23%, in service revenue, offset partially by an increase of $1.5 million, or 125%, in other products revenue, primarily ARTAS® and ARTAS iX® procedure kits and other consumables, and an increase of $0.4 million, or 6%, in system revenue. With the exception of the increase in other products revenue, the declines were attributable to aforementioned COVID-19 related disruptions that impacted our ability to sell into our customary U.S. and international markets. The percentage of systems revenue derived from our subscription model was approximately 56% in the three months ended September 30, 2020 compared to 70% in the three months ended September 30, 2019. The increase in system revenue for the third quarter of 2020 was driven by a significant contribution of revenue from the sale of ARTAS® and ARTAS iX® systems which did not contribute to system revenue in the third quarter of 2019. The increase in other product revenue was driven by sales of ARTAS procedure kits, which did not contribute to system revenue in the third quarter of 2019, partially offset by the aforementioned COVID-19 related disruptions. The decrease in service revenue for the third quarter of 2020 was driven by COVID-19 related restrictions imposed by federal, state, and local governments resulting in a decline in VeroGrafters™ technician services, along with the suspension of operations of the 2two5 marketing services, offset by additional warranty revenue on ARTAS® systems.

Gross profit for the third quarter of 2020 decreased $5.3 million, or 28%, to $13.5 million, compared to $18.8 million for the third quarter of 2019. The decrease in gross profit is primarily due to lower revenues caused by the aforementioned COVID-19 related disruptions in countries and markets in which the Company operates. Gross margin was 65.3% of revenue for the third quarter of 2020, compared to 71.8% of revenue for the third quarter of 2019. The decrease in gross margin is primarily related to changes in revenue mix, specifically, the strong sales of our robotic ARTAS® systems in the third quarter of 2020, which were sold at slightly lower margins than our other systems.

Operating expenses for the third quarter of 2020 decreased $6.5 million, or 26%, to $18.8 million, compared to $25.3 million for the third quarter of 2019. The year-over-year decrease in operating expenses was primarily driven by a decrease of $3.5 million, or 39%, in sales and marketing expenses and a decrease of $3.2 million, or 22%, in general & administrative expenses, partially offset by a $0.2 million increase in R&D expenses or 10%. In the third quarter of 2020, the Company realized $7.0 million, of the projected $20.0 million for full fiscal year 2020, in cost savings from the new restructuring program in response to the challenging business environment from COVID-19, which was previously announced.

Operating loss for the third quarter of 2020 was $5.3 million, compared to operating loss of $6.6 million for the third quarter of 2019.

Net loss attributable to Venus Concept Inc. stockholders for the third quarter of 2020 was $7.2 million, or $0.18 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $8.6 million, or $1.77 per share, for the third quarter of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 40.5 million and 4.9 million for the third quarters of 2020 and 2019, respectively.

Adjusted EBITDA loss (non-GAAP) for the third quarter of 2020 was $1.4 million, compared to Adjusted EBITDA of $28 thousand for the third quarter of 2019.

First Nine Months of 2020 Financial Results:

	Nine Months Ended September 30,
	2020		2019		Change
(in thousands, except percentages)	$	% of Total	$	% of Total	$	%
Revenues:
Subscription—Systems	$23,709	45.4	$48,812	62.1	$(25,103)	(51.4)
Products—Systems	17,758	34.0	21,188	27.0	(3,430)	(16.2)
Products other	7,136	13.7	4,117	5.2	3,019	73.3
Services	3,581	6.9	4,435	5.7	(854)	(19.3)

Total	$52,184	100.0	$78,552	100.0	$(26,368)	(33.6)

Total revenue for the first nine months of 2020 decreased by $26.4 million, or 34%, to $52.2 million, compared to $78.6 million for the first nine months of 2019. The decrease in revenue was a result of decreased revenue in the United States of $9.0 million, or 29%, and decreased revenue in international markets of $17.4 million, or 37%. The decrease in revenue in both the United States and international markets was driven by the aforementioned COVID-19 related disruptions.

Net loss attributable to Venus Concept Inc. stockholders for the first nine months of 2020 was $70.6 million, or $2.04 per share, compared to net loss attributable to Venus Concept Inc. stockholders of $19.8 million, or $4.12 per share, for the first nine months of 2019. Weighted average shares used to compute net loss attributable to Venus Concept Inc. stockholders per share were 34.6 million and 4.8 million for the first nine months of 2020 and 2019, respectively.

Adjusted EBITDA (non-GAAP) loss for the first nine months of 2020 was $17.7 million, compared to adjusted EBITDA loss of $1.0 million for the first nine months of 2019.

Fiscal Year 2020 Revenue Guidance:

On March 30, 2020, due to the rapidly evolving market conditions and continued uncertainties from the impact of COVID-19, the Company withdrew its previously announced fiscal year 2020 revenue guidance which was issued on January 13, 2020. At this date the Company cannot predict the specific extent or duration of the impact of the COVID-19 outbreak on its financial and operating results for the fiscal year 2020.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on November 16, 2020 to discuss the results of the quarter with a question and answer session. Those who would like to participate may dial 877-407-2991 (201-389-0925 for international callers) and provide access code 13711300. A live webcast of the call will also be provided on the investor relations section of the Company’s website at ir.venusconcept.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13711300. The webcast will be archived at ir.venusconcept.com.

About Venus Concept

Venus Concept is an innovative global medical aesthetic technology leader with a broad product portfolio of minimally invasive and non-invasive medical aesthetic and hair restoration technologies and reach in over 60 countries and 25 direct markets. Venus Concept focuses its product sales strategy on a subscription-based business model in North America and in its well-established direct global markets. Venus Concept’s product portfolio consists of aesthetic device platforms, including Venus Versa, Venus Legacy, Venus Velocity, Venus Fiore, Venus Viva, Venus Freeze Plus, Venus Heal, Venus Glow, Venus Bliss, Venus Epileve and Venus Viva MD. Venus Concept’s hair restoration systems includes NeoGraft®, an automated hair restoration system that facilitates the harvesting of follicles during a FUE process and the ARTAS® and ARTAS iX® Robotic Hair Restoration systems, which harvest follicular units directly from the scalp and create recipient implant sites using proprietary algorithms. Venus Concept has been backed by leading healthcare industry growth equity investors including EW Healthcare Partners (formerly Essex Woodlands), HealthQuest Capital, Longitude Capital Management, and Aperture Venture Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Any statements contained herein that are not of historical facts may be deemed to be forward-looking statements. In some cases, you can identify these statements by words such as such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and other similar expressions that are predictions of or indicate future events and future trends. These forward-looking statements include, but are not limited to, statements about the expected synergies and cost savings from our merger with Venus Concept Ltd.; our financial performance; the growth in demand for our systems and other products; and general economic conditions, including the global economic impact of COVID-19, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which the Company operates and management’s beliefs and assumptions and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this communication may turn out to be inaccurate. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, those risks and uncertainties described under Part I Item 1A—“Risk Factors” in our most recent Annual Report on Form 10-K, Part II Item 1A—“Risk Factors” in our Form 10-Q for the quarter ended September 30, 2020, and in other documents the Company may file with the SEC. You are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. The forward-looking statements are based on information available to us as of the date of this communication. Unless required by law, the Company does not intend to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

Investor Relations Contact:

Westwicke Partners on behalf of Venus Concept:

Mike Piccinino, CFA

VenusConceptIR@westwicke.com

Venus Concept Inc.

Condensed Consolidated Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,778	$15,666
Restricted cash	83	83
Accounts receivable, net of allowance of $15,141 and $10,494 as of September 30, 2020, and December 31, 2019	57,920	58,977
Inventories	19,493	18,844
Deferred expenses	2	59
Prepaid expenses	2,018	2,523
Advances to suppliers	3,730	450
Other current assets	4,106	3,101

Total current assets	100,130	99,703
LONG-TERM ASSETS:
Long-term receivables	21,816	35,656
Deferred tax assets	1,036	622
Severance pay funds	568	710
Property and equipment, net	3,727	4,648
Intangible assets	19,738	22,338
Goodwill	—	27,450

Total long-term assets	46,885	91,424

TOTAL ASSETS	$147,015	$191,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$3,876	$7,789
Trade payables	9,972	9,401
Accrued expenses and other current liabilities	15,178	21,120
Taxes payable	1,594	2,172
Unearned interest income	2,675	3,942
Warranty accrual	1,278	1,254
Deferred revenues	2,006	2,495

Total current liabilities	36,579	48,173
LONG-TERM LIABILITIES:
Long-term debt	66,516	61,229
Government assistance loans	4,110	—
Accrued severance pay	675	827
Deferred tax liabilities	186	1,017
Unearned interest income	1,295	1,681
Warranty accrual	446	723
Other long-term liabilities	559	799

Total long-term liabilities	73,787	66,276

TOTAL LIABILITIES	110,366	114,449

Commitments and Contingencies (Note 8)
STOCKHOLDERS’ EQUITY (Note 1):
Common Stock, $0.0001 par value: 300,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 40,873,588 and 28,686,116 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	25	24
Additional paid-in capital (Note 2)	178,258	149,840
Accumulated deficit	(142,707)	(75,686)

TOTAL STOCKHOLDERS’ EQUITY	35,576	74,178
Non-controlling interests	1,073	2,500

	36,649	76,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$147,015	$191,127

Venus Concept Inc.

Condensed Consolidated Statements of Operations

(In thousands of U.S. dollars, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Revenue
Leases	$9,431	$16,427	$23,709	$48,812
Products and services	11,249	9,727	28,475	29,740

	20,680	26,154	52,184	78,552
Cost of goods sold
Leases	2,303	3,502	5,296	10,264
Products and services	4,874	3,884	12,208	11,381

	7,177	7,386	17,504	21,645

Gross profit	13,503	18,768	34,680	56,907

Operating expenses:
Selling and marketing	5,657	9,201	18,813	28,983
General and administrative	11,291	14,445	40,442	34,637
Research and development	1,849	1,686	6,043	5,667
Goodwill impairment	—	—	27,450	—

Total operating expenses	18,797	25,332	92,748	69,287

Loss from operations	(5,294)	(6,564)	(58,068)	(12,380)

Other expenses:
Foreign exchange loss	1,096	396	4,209	409
Finance expenses	1,897	2,097	6,522	5,904

Loss before income taxes	(8,287)	(9,057)	(68,799)	(18,693)
Income tax (benefit) expense	(966)	(80)	(1,010)	867

Net loss	(7,321)	(8,977)	(67,789)	(19,560)

Deemed dividend (Note 13)	—	—	(3,564)	—

Loss attributable to stockholders of the Company	(7,243)	(8,640)	(70,585)	(19,823)

(Loss) income attributable to non-controlling interest	(78)	(337)	(768)	263

Net loss per share:
Basic	$(0.18)	$(1.77)	$(2.04)	$(4.12)

Diluted	$(0.18)	$(1.77)	$(2.04)	$(4.12)

Weighted-average number of shares used in per share calculation:
Basic	40,466	4,884	34,553	4,812

Diluted	40,466	4,884	34,553	4,812

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure defined as net loss income before foreign exchange loss, financial expenses, income tax expense, depreciation and amortization, stock-based compensation and non-recurring items for a given period. Adjusted EBITDA is not a measure of our financial performance under U.S. GAAP and should not be considered an alternative to net income or any other performance measures derived in accordance with U.S. GAAP. Accordingly, you should consider Adjusted EBITDA along with other financial performance measures, including net income, and our financial results presented in accordance with U.S. GAAP. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently or not at all, which reduces its usefulness as a comparative measure. We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are: Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and although depreciation and amortization are a non-cash charges, the assets being depreciated will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

We believe that Adjusted EBITDA is a useful measure for analyzing the performance of our core business because it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by changes in foreign exchange rates that impact financial assets and liabilities denominated in currencies other than the U.S. dollar, tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), amortization of intangible assets, stock-based compensation expense (because it is a non-cash expense) and non-recurring items as explained below.

The following reconciliation of net loss to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2019	2020	2019
Reconciliation of net loss to Adjusted EBITDA	(in thousands)		(in thousands)
Net loss	$(7,321)	$(8,977)	$(67,789)	$(19,560)
Foreign exchange loss	1,096	396	4,209	409
Finance expenses	1,897	2,097	6,522	5,904
Income tax expense (benefit)	(966)	(80)	(1,010)	867
Depreciation and amortization	1,181	329	3,695	1,064
Stock-based compensation expense	547	313	1,603	1,732
Goodwill impairment charge	—	—	27,450	—
Other adjustments (1)	2,178	5,950	7,572	8,600

Adjusted EBITDA	$(1,388)	$28	$(17,748)	$(984)

(1) For the three and nine months ended September 30, 2020, the other adjustments are mainly represented by severance and retention payments ($nil and $1.5 million, respectively), additional bad debt provision due to COVID-19 ($2.2 million and $5.7 million, respectively) as well as a loss on sale of subsidiary in Bulgaria ($nil and $0.4 million, respectively). For the three and nine months ended September 30, 2019, the other adjustments are mainly represented by professional fees related to the Merger.